CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders

Smart Ventures, Inc.

(An Exploration Stage Company)

We hereby consent to the inclusion in this S-1 Registration Statement of Smart Ventures, Inc. Amendment #2 (An Exploration Stage Company) of our report dated February 28, 2008, relating to the financial statements of Smart Ventures, Inc. as of December 31, 2007 and for the year then ended and for the period from date of inception on December 14, 2006 to December 31, 2007 and 2006, and to the use of our name as it appears under the caption "Experts".

/s/Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

May 7, 2008